UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2014

ECHOSTAR CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 706-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

As previously disclosed, on February 20, 2014, EchoStar Corporation (“EchoStar”) and certain of its subsidiaries entered into agreements with certain subsidiaries of DISH Network Corporation to implement a transaction pursuant to which, among other things: (i) on March 1, 2014, EchoStar issued a new series of preferred tracking stock (the “EchoStar Tracking Stock”) and Hughes Satellite Systems Corporation, a wholly-owned subsidiary of EchoStar (“HSS”), also issued a new series of preferred tracking stock, in exchange for the transfer by certain subsidiaries of DISH Network of five satellites (including related in-orbit incentive obligations and interest payments of approximately $58.9 million) and approximately $11.4 million in cash to EchoStar and HSS; and (ii) effective on March 1, 2014, we began leasing to DISH certain satellite capacity on these five satellites (collectively, the “Satellite and Tracking Stock Transaction”).

In connection with the Satellite and Tracking Stock Transaction, on February 28, 2014, EchoStar filed with the Secretary of State of the State of Nevada a certificate of designation (the “Certificate of Designation”), effective on March 1, 2014, authorizing the EchoStar Tracking Stock and establishing the rights with respect to, among other things, voting, dividends and liquidation preference of the holders of the EchoStar Tracking Stock.

Holders of shares of EchoStar Tracking Stock will vote with holders of the outstanding shares of EchoStar Class A Common Stock and EchoStar Class B Common Stock, as a single class, with respect to any and all matters presented to stockholders of EchoStar for their action or consideration (whether at a meeting of stockholders of EchoStar, by written action of stockholders in lieu of a meeting or otherwise). Each share of EchoStar Tracking Stock will be entitled to one-tenth (1/10th) of one vote.

In the event of a liquidation of EchoStar, holders of shares of EchoStar Class A Common Stock, EchoStar Class B Common Stock and EchoStar Tracking Stock shall be entitled to receive their respective proportionate interests in the net assets of EchoStar, if any, remaining for distribution upon liquidation (after payment or provision for all liabilities, including contingent liabilities, of EchoStar and payment of any liquidation preference payable to holders of any class or series of preferred stock of EchoStar that may be outstanding at such time (other than the EchoStar Tracking Stock)), pro rata (in the aggregate as between holders of shares of EchoStar Tracking Stock and holders of shares of EchoStar Class A Common Stock and EchoStar Class B Common Stock) based upon the aggregate market value of outstanding shares of EchoStar Tracking Stock (or, to the extent such shares of EchoStar Tracking Stock are not then listed or quoted on any U.S. national or regional securities exchange or quotation system (including an over-the-counter market) the applicable fully distributed public market value) as compared to the aggregate market value of outstanding shares of EchoStar Class A Common Stock and EchoStar Class B Common Stock (or, to the extent such shares of common stock are not then listed or quoted on any U.S. national or regional securities exchange or quotation system (including an over-the-counter market) the applicable fully distributed public market value), in each case as of the date of the first public announcement of such liquidation and as determined by the EchoStar board of directors.

Should the EchoStar board of directors make a future determination to pay a dividend on any shares of its capital stock, the EchoStar board of directors may determine to declare and pay dividends only on shares of EchoStar Common Stock, only on shares of EchoStar Tracking Stock or on shares of both EchoStar Common Stock and EchoStar Tracking Stock. If the EchoStar board of directors determines to declare a dividend on the EchoStar Tracking Stock, holders of the EchoStar Tracking Stock will have a preference on the receipt of such declared dividend over the receipt of any dividends declared on EchoStar Class A Common Stock or EchoStar Class B Common Stock. Amounts available for any potential future dividends on EchoStar Class A Common Stock and EchoStar Class B Common Stock will be determined as set forth in the Certificate of Designation by calculating the amount that would be legally available for the payment of dividends to holders of EchoStar Class A Common Stock and EchoStar Class B Common Stock as if EchoStar was a Nevada corporation separate from the Hughes Retail Group. Amounts available for any potential future dividends on the EchoStar Tracking Stock will be determined as set forth in the Certificate of Designation by calculating the amount that would be legally available for the payment of dividends to the portion of the Hughes Retail Group represented by the EchoStar Tracking Stock, as if the Hughes Retail Group was a stand-alone Nevada corporation.

The description set forth above is qualified in its entirety by the Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2014, EchoStar filed with the Secretary of State of the State of Nevada, the Certificate of Designation, effective on March 1, 2014. The information set forth under “Item 3.03 Material Modification to Rights of Security Holders” is incorporated herein by reference thereto. A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 3.1	EchoStar Corporation Certificate of Designation Establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of the Hughes Retail Preferred Tracking Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

Date: March 3, 2014	By:	/s/ Dean A. Manson
Dean A. Manson
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 3.1	EchoStar Corporation Certificate of Designation Establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of the Hughes Retail Preferred Tracking Stock.